Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our reports dated May 27, 2020, with respect to the consolidated financial statements and schedule of Columbus McKinnon Corporation, and the effectiveness of internal control over financial reporting of Columbus McKinnon Corporation, included in its Annual Report (Form 10-K) for the year ended March 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Buffalo, New York

April 29, 2021